Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS JANUARY
SAME STORE SALES INCREASE TEN PERCENT;
FOURTH QUARTER GUIDANCE RAISED

     PEMBROKE PINES, FL., February 5, 2004. Claire’s Stores, Inc. (NYSE:CLE) reported today that same store sales for the four weeks ended January 31, 2004 increased ten percent following an eight percent increase in same store sales during the corresponding four-week period last year. Total sales during the four-week period ended January 31, 2004 increased 17 percent to $67,424,000 compared with $57,451,000 for the comparable four-week period last year.

     Same store sales by brand for January were as follows:

•	Claire’s North America: positive mid teens

•	Claire’s Europe: negative low single digits

•	Icing by Claire’s: positive high teens

     Sales for the fourth fiscal quarter ended January 31, 2004 increased 13 percent to $364,438,000, compared with sales of $322,206,000 during last year’s final fiscal quarter. Same store sales increased seven percent following an increase of nine percent during last year’s fourth fiscal quarter.

     For Fiscal 2004 in its entirety, sales increased 13 percent to $1,132,722,000 compared to sales of $1,001,262,000 in Fiscal 2003. Same store sales increased seven percent, compared to an increase of five percent in the prior fiscal year.

     Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “In January we witnessed a marked improvement in our consolidated European same store sales results, with each region showing progress since December. A number of projects are underway to strengthen our European operations and they will continue to be a focus of management’s attention throughout Fiscal 2005. Our objective is for European same store sales to turn positive as the year progresses.”

     Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “Claire’s and Icing by Claire’s each performed extremely well in January, continuing a pattern of strong performance that has prevailed since the summer. Post-Christmas business was brisk and our stores are well positioned for Valentine’s Day and the spring season with fresh and appealing new merchandise.”

     The Company announced that it is raising its earnings guidance for the fourth quarter of Fiscal 2004. Diluted EPS is currently projected to reach $0.56 to $0.57 before a one-time charge attributable to the retirement package granted to the Company’s Chairman Emeritus, compared to earlier guidance of $0.55 to $0.56 per diluted share.

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	SAME STORE
REPORTING PERIOD	FY 2004	FY 2003	CHANGE	CHANGE

February	$66,858	$59,042	13%	6%
March	$90,806	$83,551	9%	3%
April	$81,911	$67,912	21%	15%
May	$78,258	$67,803	15%	7%
June	$101,072	$91,068	11%	4%
July	$85,871	$79,713	8%	4%
August	$87,620	$77,917	13%	8%
September	$93,911	$82,429	14%	7%
October	$81,977	$69,621	18%	10%
November	$91,379	$81,573	12%	6%
December	$205,635	$183,182	12%	6%
January	$67,424	$57,451	17%	10%
Year to Date	$1,132,722	$1,001,262	13%	7%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s (North America and Europe) and Icing by Claire’s. As of January 31, 2004, Claire’s Stores, Inc. operated approximately 2,850 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., over 120 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan.

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen and teen apparel and accessories, competition, general economic conditions, currency fluctuations, uncertainties generally associated with the specialty retailing business, and potential difficulties or delays in identifying, attracting and retaining qualified individuals to serve in senior management positions and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2003. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com